Exhibit 10.10

LICENSE AGREEMENT BETWEEN CHONG CORPORATION AND

VAPARIA CORPORATION- “040 Patent”

This Agreement is made as of January 28, 2016, by and between

Chong Corporation
a corporation organized under the laws of the State of Minnesota, with its principal place of business at 5550 Nicollet Avenue, Minneapolis, MN 55419
(“Chong”)

- and -

VapAria Corporation
a corporation organized under the laws of the State of Delaware, with its principal place of business at 5550 Nicollet Avenue, Minneapolis, MN 55419
(“VapAria”).

WHEREAS:

(a)	Chong is the assignee of US Patent No. 8,962,040 (the “‘040 Patent”); and

(b)	Chong wishes to provide an exclusive license to VapAria, and VapAria wishes to obtain an exclusive license from Chong for the ‘040 patent.

NOW, THEREFORE, in consideration of the mutual covenants, conditions, and promises contained herein, the parties agree as follows:

Article 1.00

INTERPRETATION

1.01	Definitions

The following terms will have the following meanings:

(a) “040 Patent” shall mean all rights in U.S. Patent License No. 8,960,040.

(b) “Business Day” shall mean Monday to Friday inclusive, except statutory or civic holidays observed in the States of Minnesota and Delaware.

(c) “Product” means the purposes for which the license is granted, and refers specifically to the use of ‘040 the patent in any product or embodiment where the patent is employed and/or cited in the label.

(c) “Territory” shall mean all jurisdictions recognized internationally.

(d) “Term” shall mean the term of this Agreement as provided in Article 7.00 hereof.

(e) “USPTO” shall mean the United States Patent and Trademark Office.

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1.02	Construction of Agreement

In this Agreement:

(a)	words denoting the singular include the plural and vice versa;

(b)	words importing the use of any gender shall include all genders;

(c)	the word “include”, “includes” or “including” shall mean “include/includes/including without limitation”;

(d)	when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

(e)	all references to currency are to United States currency;

(f)	the division of this Agreement into separate articles, sections, subsections and exhibits, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

(g)	words or abbreviations which have well known or trade meanings are used herein in accordance with their recognized meanings.

ARTICLE 2.00

GRANT OF LICENSE

2.01	Grant of License

Subject to the terms and conditions of this Agreement, Chong hereby grants to VapAria an exclusive license for the ‘040 Patent for the purpose of sublicensing and/or producing and marketing products under the license or a granted sublicense within the Territory during the term. VapAria shall be permitted to sublicense the patent to any other party and such sublicense shall be honored by Chong in the event that VapAria or its legal successor is dissolved, declares bankruptcy or is otherwise no longer able or willing to pursue to the normal and anticipated course of its business activities. Furthermore, Chong will agree to bear all expenses and costs associated with protecting the patent from infringement and/or from claims of infringement from other parties.

2.02	Proprietary Rights

Subject to the rights granted herein, Chong retains all of its rights, title and interests in and to all patent rights, inventions, copyrights, know-how, and trade secrets relating to the ‘040 Patent except as otherwise expressly agreed between the parties. VapAria retains all such rights in respect of additional development undertaken in accordance with this Agreement subsequent to the Effective Date. Chong shall not sell, dispose, or alienate in any way its License Agreement without respecting VapAria’s legal rights hereunder, and requiring any assignee to assume Chong’s obligations hereunder in a form satisfactory to VapAria.

ARTICLE 3.00

CHONG REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties Generally

Chong hereby makes the representations and warranties contained in this Article 3.00 to VapAria, and acknowledges that VapAria is relying upon the accuracy of each such representation and warranty in connection with its entering into this Agreement.

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3.02	Power and Authority

Chong has the right, full corporate power, and absolute authority to enter into this Agreement and to grant the rights herein described to VapAria in the manner herein contemplated. Chong has taken all necessary or desirable actions, steps, and corporate or other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery, and performance of this Agreement and the granting of the rights herein described. This Agreement is a legal, valid, and binding obligation of Chong, enforceable against Chong and VapAria in accordance with its terms.

3.03	Intellectual Property

Chong is the exclusive assignee of the ‘040 Patent and is authorized to license the ‘040 Patent. Chong has not received any notice, complaint, threat, or claim alleging infringement of the ‘040 Patent or other intellectual property or proprietary right of any other person in connection with the ‘040 Patent. There are no charges, encumbrances, pledges, security interests, liens, actions, claims, demands or equities of any nature or kind, nor any rights or privileges capable of becoming any of the foregoing, affecting the ‘040 Patent.

3.04	No Other Obligations

No person has or has made any claim or notification to Chong alleging any written or oral agreement, understanding or commitment, or any right or privilege (whether by law or contractual) capable of becoming an agreement or commitment, to obtain rights in and to the ‘040 Patent that would conflict with the rights herein granted to VapAria.

3.05	Warranty Disclaimer

Chong makes and VapAria receives no warranties of any kind, either expressed or implied, statutory or otherwise. Chong specifically disclaims any and all implied warranties or conditions of merchantability, satisfactory quality or fitness for a particular purpose.

3.06	Investment Representation

Chong is acquiring the Consideration Shares for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of distributing such Consideration Shares or selling, transferring or otherwise disposing of such Consideration Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America.

ARTICLE 4.00

VAPARIA REPRESENTATIONS, WARRANTIES, AND COVENANTS

4.01	Representations, Warranties, and Covenants Generally

VapAria hereby makes the representations, warranties, and covenants contained in this Article 3.00 to Chong, and acknowledges that Chong is relying upon the accuracy of each such representation, warranty, and covenant in connection with its entering into this Agreement.

4.02	Power and Authority

VapAria has the right, full corporate power, and absolute authority to enter into this Agreement. VapAria has taken all necessary or desirable actions, steps, and corporate or other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery, and performance of this Agreement and the assumption of the obligations herein described. This Agreement is a legal, valid, and binding obligation of VapAria, enforceable against VapAria and Chong in accordance with its terms.

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4.03	Diligence

VapAria will make reasonable efforts to bring an embodiment of the Product to market in the Territory during the Term. In the event VapAria does not make commercially reasonable efforts or VapAria or its affiliates license, produce, or otherwise market a competing product, Chong will be entitled to terminate this Agreement as provided in Article 7.

4.04	Patent Marking

VapAria will mark all products sublicensed, manufactured or sold pursuant to this Agreement with the ‘040 patent number. The marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

4.05	Consideration Shares

The Consideration Shares, when issued in accordance with the terms and conditions of this Agreement, will be fully paid and non-assessable.

ARTICLE 5.00

ONE TIME FEE AND ROYALTIES

5.01	One Time Fee

In consideration for entering into this agreement, VapAria will issue Chong a one-time fee at closing in the form of 5 million shares ofVapAria’s Common Stock (the “Consideration Shares”).

5.02	Royalty Consideration

In consideration for the rights granted to it, VapAria shall further pay royalties as described in this Article.

5.02	Royalties

VapAria shall pay to Chong a royalty in the amount of $50,000 per annum in the first calendar year, and for each year thereafter for the remaining life of the patent, in which the patent is licensed and/or commercialized with an acknowledged embodiment and/or use. Such acknowledgement shall be made in a mutually acknowledged notice between the assignee and the licensee.

5.03	Audit

During the term of this Agreement, and for a period of 18 months after any termination of it, VapAria shall keep accurate books of account and all business records at its principal place of business covering all transactions subject to a license fee, royalty, or other payment under this Agreement.

5.04	Interest

Interest shall accrue on amounts unpaid on their due dates hereunder at the rate of six (6%) percent per annum.

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Article 6

INDEMNIFICATIONS

6.01	Chong Indemnity

Chong agrees to indemnify and hold VapAria harmless from and against all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) suffered or incurred by VapAria as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by Chong of or any material inaccuracy of any representation or warranty of Chong contained in this Agreement;

(b)	any breach or non-performance by Chong of any covenant to be performed by it that is contained in this Agreement;

(c)	any breach arising from or relating to any use and distribution of the ‘040 Patent other than as expressly provided herein; and

(d)	infringement of any third party intellectual property rights in respect of the ‘040 Patent, other than any claim arising as a result of modifications to the product performed by or on behalf of VapAria.

Notwithstanding the foregoing, in the event that the ‘040 Patent, or any part thereof is held to constitute an infringement on the intellectual property of any third party, Chong, at its option and expense, may either (a) indemnify VapAria as above or (b) indemnify VapAria from and against any damages for such pre-existing infringement, and (i) amend the Patent to make it non-infringing, (ii) procure for VapAria the right to use the infringing materials, and/or (iii) replace the ‘040 Patent with other suitable noninfringing rights having functionality that is substantially the same in all material respects to the ‘040 Patent.

6.02	VapAria Indemnity

VapAria agrees to indemnify and hold Chong harmless from and against all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) suffered or incurred by the Licensor as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by VapAria of or any material inaccuracy of any representation or warranty of VapAria contained in this Agreement;

(b)	any breach or non-performance by VapAria of any covenant to be performed by it that is contained in this Agreement;

(c)	any breach arising from or relating to any use and distribution of the product by VapAria other than as expressly provided herein; and

(d)	infringement of any third party intellectual property rights which infringement arises from modifications to the Product performed by or on behalf of the VapAria, except to the extent such claim is covered under section 7.01.

6.03	Indemnification Procedure

Any party seeking indemnification under Article 6.00 (the “Indemnitee”) in respect of a third party claim shall (i) promptly notify the indemnifying party (the “Indemnitor”) of such claim, (ii) provide the Indemnitor sole control over the defense and/or settlement thereof, and (iii) at the Indemnitor’s request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claims. Without limiting the foregoing, with respect to third party claims brought under Sections 6.01 and 6.02, the Indemnitee, at its own expense, shall have the right to participate with counsel of its own choosing in the defense and/or settlement of any such claim.

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Article 7.00

TERM AND TERMINATION

7.01	Term

The term of this Agreement shall be for the life of the patent commencing on the date of execution of this Agreement, and shall continue in full force and effect unless terminated in accordance with this Article 7.00.

7.02	Termination for Cause

Either party may terminate this Agreement for cause as follows:

7.02.1 Nonpayment

If either party fails to pay any amount due hereunder to the other party within five (5) Business Days after the non-defaulting party gives the defaulting party written notice of such nonpayment, the non-defaulting party shall have the right to terminate this Agreement immediately upon the expiration of such five (5) Business Day period.

7.02.2 Non-Monetary Default

If any representation or warranty provided for herein proves to be materially inaccurate, or if either party breaches any non-monetary covenant provided for herein or defaults in the performance of any non-monetary term, condition, or provision of this Agreement and the default is not cured within thirty (30) days (if capable of being cured within that time) after the non-defaulting party gives written notice to the defaulting party of such default, the non-defaulting party shall have the right to terminate this Agreement immediately upon the expiration of such thirty (30) day period. If the nature of the default is such that more that thirty (30) days are required for cure, the non-defaulting party shall have the right to terminate upon written notice if the defaulting party fails to commence efforts to cure such default within the thirty (30) day period and in any event such cure is not completed within 75 days of the commencement of such 30 day period.

7.03	Effect of Termination for Cause

(a)	Upon the termination of this Agreement by VapAria for cause, the following provisions shall take effect:

(i)	The rights and licenses granted to VapAria under this Agreement shall survive, subject to the limitations set forth herein, and VapAria shall be entitled to continue its use of the ‘040 Patent; and

(ii)	The indemnity and outstanding payment obligations hereunder existing at the time of termination, shall survive.

(iii)	VapAria shall have such other rights and remedies for damages as provided by law.

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(b)	Upon the termination of this Agreement by Chong for cause, the following provisions shall take effect:

(i)	The rights and licenses granted to VapAria under this Agreement shall be terminated, subject to subsection (ii) below; and

(ii)	Any and all Product manufactured by or for VapAria prior to the effective date of such termination and in accordance with the terms and conditions herein shall not be deemed a violation of this Agreement; and

(iii)	Chong shall have such other rights and remedies for damages as provided by law.

ARTICLE 8.0

CONFIDENTIAL INFORMATION

The parties agree that all information forwarded to one by the other for the purposes of this Agreement: (1) are to be received in strict confidence, (2) are to be used only for the purposes of this Agreement, and (3) are not to be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

g)	was in the public domain at the time of disclosure;

h)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

i)	was lawfully disclosed to the recipient party by a third party having the right to disclose it;

j)	was already known by the recipient party at the time of disclosure;

k)	was independently developed by the recipient; or

l)	is required by law or regulation to be disclosed, provided however, that the disclosing party shall first give the other party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

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Information shall not be deemed to be available to the public or to be in the recipient’s possession merely because it:

c)	includes information that falls within an area of general knowledge available to the public or to the recipient (i.e., it does not include the specific information provided by the other party); or

d)	can be reconstructed in hindsight from a combination of information from multiple sources that are available to the public or to the recipient, if not one of those sources actually taught or suggested the entire combination, together with its meaning and importance.

Each party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

Article 9.00

GENERAL

9.01	Governing Law and Jurisdiction

This agreement shall be governed by and construed under the laws of the State of Minnesota, without reference to conflict of laws principles. The parties agree that any dispute arising under this Agreement or out of the negotiation of or the relationship that is being formed pursuant to this Agreement will only be venued in the State or Federal Courts of Minnesota, and hereby consent to such jurisdiction and venue.

9.02	Assignment

To the extent this Agreement is assigned to another either pursuant to this Agreement or by operation of law, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.03	Notices

Any notice, demand, or other communication (“Notice”) required or permitted to be given or made shall be in writing and shall be sufficiently given or made if delivered in person, sent by facsimile transmission, or sent by prepaid first class registered mail during normal business hours on a Business Day and addressed as follows:

to Chong:	Chong Corporation
5550 Nicollet Avenue S.
Minneapolis, MN 55419
Attention: Alexander C. Chong

to VapAria:	VapAria Corporation
5550 Nicollet Avenue S.
Minneapolis, MN 55419
Attention: William P. Bartkowski

or to such other person or address as a party may from time to time advise the other party by Notice in writing pursuant to the provisions of this Section. The date of receipt of any such Notice, demand or request shall be deemed to be the date of delivery or facsimile of such Notice, demand, or request if served personally, faxed on a Business Day during normal business hours, or if sent after normal business hours of the recipient then the next Business Day, or, if mailed as aforesaid, the third Business Day following the date of mailing.

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9.04	Entire Agreement

The parties hereto acknowledge that this Agreement and its Schedules set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto, including the Letter of Intent.

9.05	Counterparts

This Agreement may be executed in any number of counterparts and when so executed and delivered shall have the same force and effect as though all signatures appeared on one document.

9.06	Further Assurances

Each party covenants and agrees to do and cause all things to be done and execute and deliver all such documents as may be required in order to carry out the provisions of this Agreement.

9.07	Severability

The provisions of this agreement shall be severable, and if any provision of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegal, invalid or unenforceable provision shall be severed from this Agreement and the remainder of this Agreement shall remain in full force and effect, and the parties shall negotiate a substitute, legal, valid and enforceable provision that most nearly reflect the parties’ intent in entering into this Agreement.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have entered into this Agreement.

CHONG CORPORATION		VAPARIA CORPORATION

By:	/s/Alexander C. Chong	By:	/s/William P. Bartkowski

Name:	Alexander C. Chong	Name:	William P. Bartkowski

Title:	Chief Executive Officer	Title:	President

Date:	January 28, 2016	Date:	January 28, 2016

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